Exhibit 99.1

Report of Ernst & Young LLP,

Independent Auditors

Board of Directors and Shareholders of Gannett Co., Inc.:

We have audited the accompanying combined balance sheets of the (Huntington) Herald-Dispatch, the (Utica) Observer-Dispatch, the Rockford Register Star, and the Norwich Bulletin newspapers (the Carved-out Newspapers of Gannett Co., Inc.) as of December 31, 2006 and December 25, 2005, and the related combined statements of income, cash flows, and parent equity for each of the three fiscal years in the period ended December 31, 2006. These financial statements are the responsibility of the management of the Carved-out Newspapers of Gannett Co., Inc. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Carved-out Newspapers of Gannett Co., Inc.’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Carved-out Newspapers of Gannett Co., Inc.’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of the (Huntington) Herald-Dispatch, the (Utica) Observer-Dispatch, the Rockford Register Star, and the Norwich Bulletin newspapers at December 31, 2006 and December 25, 2005, and the combined results of their operations and their cash flows for each of the three fiscal years in the period ended December 31, 2006, in conformity with U.S. generally accepted accounting principles.

As disclosed in Note 2 to the combined financial statements, the Carved-out Newspapers of Gannett Co., Inc. adopted Statement of Financial Accounting Standards No. 123(R) during fiscal 2006.

/s/    ERNST & YOUNG LLP

McLean, Virginia

May 18, 2007

COMBINED BALANCE SHEETS

Huntington, Utica, Rockford, and Norwich

(Carved-out Newspapers of Gannett Co., Inc.)

In thousands of dollars

	Dec. 31, 2006	Dec. 25, 2005
ASSETS
Current assets
Cash and cash equivalents	$979	$827
Trade receivables, less allowance (2006—$347; 2005—$361)	12,981	12,949
Other receivables	272	433
Inventories	2,088	2,161
Prepaid expenses and other current assets	222	228

Total current assets	16,542	16,598

Property, plant and equipment
Land	1,890	1,890
Buildings and improvements	29,905	21,180
Machinery, equipment and fixtures	52,477	36,101
Construction in progress	532	23,454

Total	84,804	82,625
Less accumulated depreciation	(36,259)	(37,966)

Net property, plant and equipment	48,545	44,659

Intangible and other assets
Goodwill and net amortized intangible asset	24,209	24,261
Other Assets	212	237

Total intangible and other assets	24,421	24,498

Total assets	$89,508	$85,755

LIABILITIES AND PARENT EQUITY
Current liabilities
Accounts payable	$2,779	$3,235
Compensation and other accruals	1,568	1,658
Deferred income	3,116	3,596

Total current liabilities	7,463	8,489

Deferred income taxes	4,244	2,911
Other long-term liabilities	233	229

Total liabilities	11,940	11,629

Total parent equity	77,568	74,126

Total liabilities and parent equity	$89,508	$85,755

The accompanying notes are an integral part of these combined financial statements.

UNAUDITED COMBINED BALANCE SHEET

Huntington, Utica, Rockford, and Norwich

(Carved-out Newspapers of Gannett Co., Inc.)

Unaudited, in thousands of dollars

April 1, 2007
ASSETS
Current assets
Cash and cash equivalents	$935
Trade receivables, less allowance (2007—$296)	11,615
Other receivables	287
Inventories	2,744
Prepaid expenses and other current assets	7,521

Total current assets	23,102

Property, plant and equipment
Land	1,890
Buildings and improvements	29,899
Machinery, equipment and fixtures	52,433
Construction in progress	810

Total	85,032
Less accumulated depreciation	(37,177)

Net property, plant and equipment	47,855

Intangible and other assets
Goodwill and net amortized intangible asset	24,196
Other Assets	205

Total intangible and other assets	24,401

Total assets	$95,358

LIABILITIES AND PARENT EQUITY
Current liabilities
Accounts payable	$1,581
Compensation and other accruals	1,215
Deferred income	3,610

Total current liabilities	6,406

Deferred income taxes	5,214
Other long-term liabilities	233

Total liabilities	11,853

Total parent equity	83,505

Total liabilities and parent equity	$95,358

The accompanying notes are an integral part of these combined financial statements.

COMBINED STATEMENTS OF INCOME

Huntington, Utica, Rockford, and Norwich

(Carved-out Newspapers of Gannett Co., Inc.)

In thousands of dollars

	Fiscal Year Ended
	Dec. 31, 2006	Dec. 25, 2005	Dec. 26, 2004
Net Operating Revenues
Newspaper advertising	$89,679	$90,420	$87,019
Newspaper circulation	23,914	24,373	25,615
Commercial printing and other	5,008	4,816	4,101

Total	118,601	119,609	116,735

Operating Expenses
Operating costs, exclusive of depreciation	64,916	63,221	59,792
Selling, general and administrative expenses, exclusive of depreciation	19,697	19,229	18,394
Depreciation and amortization	3,748	2,985	2,982

Total	88,361	85,435	81,168

Income before income taxes	30,240	34,174	35,567

Provision for income taxes	12,126	13,704	14,263

Net Income	$18,114	$20,470	$21,304

The accompanying notes are an integral part of these combined financial statements.

UNAUDITED COMBINED STATEMENTS OF INCOME

Huntington, Utica, Rockford, and Norwich

(Carved-out Newspapers of Gannett Co., Inc.)

Unaudited, in thousands of dollars

	Thirteen weeks ended
	April 1, 2007	March 26, 2006
Net Operating Revenues
Newspaper advertising	$20,189	$20,490
Newspaper circulation	5,682	5,910
Commercial printing and other	1,421	1,160

Total	27,292	27,560

Operating Expenses
Operating costs, exclusive of depreciation	15,620	16,104
Selling, general and administrative expenses, exclusive of depreciation	4,909	4,801
Depreciation and amortization	999	964

Total	21,528	21,869

Income before income taxes	5,764	5,691

Provision for income taxes	2,312	2,282

Net Income	$3,452	$3,409

The accompanying notes are an integral part of these combined financial statements.

COMBINED STATEMENTS OF CASH FLOWS

Huntington, Utica, Rockford, and Norwich

(Carved-out Newspapers of Gannett Co., Inc.)

In thousands of dollars

	Fiscal Year Ended
	Dec. 31, 2006	Dec. 25, 2005	Dec. 26, 2004
Cash flows from operating activities:
Net Income	$18,114	$20,470	$21,304
Adjustments to reconcile net income to operating cash flows:
Depreciation	3,667	2,904	2,962
Amortization	81	81	20
Trade Receivables	(32)	(48)	(780)
Other Receivables	161	(84)	(104)
Inventories	73	(173)	(322)
Prepaids and other assets	6	37	(123)
Accounts Payable and Accrued Expenses	(546)	(156)	1,414
Deferred Income	(480)	79	(185)
Deferred Income Taxes	1,333	(133)	(288)
Other, net	—	(25)	27

Net cash flow from operating activities	22,377	22,952	23,925

Cash flows from investing activities:
Purchase of property, plant and equipment	(7,561)	(15,453)	(11,318)
Disposals of property, plant and equipment	8	110	—
Payments for acquisitions	—	—	(2,645)

Net cash from investing activities	(7,553)	(15,343)	(13,963)

Cash flows from financing activities
Net distributions to Parent	(14,672)	(7,385)	(10,379)

Net cash from financing activities	(14,672)	(7,385)	(10,379)

Net increase (decrease) in cash and cash equivalents	152	224	(417)
Balance of cash and cash equivalents at beginning of period	827	603	1,020

Balance of cash and cash equivalents at end of period	$979	$827	$603

Supplemental cash flow information
Capitalized interest	$392	$644	$181

The accompanying notes are an integral part of these combined financial statements.

UNAUDITED COMBINED STATEMENTS OF CASH FLOWS

Huntington, Utica, Rockford, and Norwich

(Carved-out Newspapers of Gannett Co., Inc.)

Unaudited, in thousands of dollars

	Thirteen weeks ended
	April 1, 2007	March 26, 2006
Cash flows from operating activities:
Net Income	$3,452	$3,409
Adjustments to reconcile net income to operating cash flows:
Depreciation	979	944
Amortization	20	20
Trade Receivables	1,366	1,908
Other Receivables	(15)	171
Inventories	(656)	(220)
Prepaids and other assets	(7,299)	(5,526)
Accounts Payable and Accrued Expenses	(1,551)	(377)
Deferred Income	494	(11)
Deferred Income Taxes	970	107

Net cash flow (used for) from operating activities	(2,240)	425

Cash flows from investing activities:
Purchase of property, plant and equipment	(307)	(1,353)
Disposals of property, plant and equipment	18	9

Net cash from investing activities	(289)	(1,344)

Cash flows from financing activities
Net funding from Parent	2,485	970

Net cash from financing activities	2,485	970

Net (decrease) increase in cash and cash equivalents	(44)	51
Balance of cash and cash equivalents at beginning of period	979	827

Balance of cash and cash equivalents at end of period	$935	$878

Supplemental cash flow information
Capitalized interest	$—	$98

The accompanying notes are an integral part of these combined financial statements.

COMBINED STATEMENTS OF PARENT EQUITY

Huntington, Utica, Rockford, and Norwich

(Carved-out Newspapers of Gannett Co., Inc.)

In thousands of dollars

Balance as of Dec. 28, 2003	$50,116

Net Income, 2004	21,304
Distributions to parent	(10,379)

Balance as of Dec. 26, 2004	$61,041

Net Income, 2005	20,470
Distributions to parent	(7,385)

Balance as of Dec. 25, 2005	$74,126

Net Income, 2006	18,114
Distributions to parent	(14,672)

Balance as of Dec. 31, 2006	$77,568

The accompanying notes are an integral part of these combined financial statements.

UNAUDITED COMBINED STATEMENTS OF PARENT EQUITY

Huntington, Utica, Rockford, and Norwich

(Carved-out Newspapers of Gannett Co., Inc.)

Unaudited, in thousands of dollars

Balance as of Dec. 31, 2006	$77,568

Net Income, Quarter 1 2007 (unaudited)	3,452
Funding from parent (unaudited)	2,485

Balance as of April 1, 2007 (unaudited)	$83,505

The accompanying notes are an integral part of these combined financial statements.

NOTES TO COMBINED FINANCIAL STATEMENTS

NOTE 1—Organization, basis of presentation and business

Gannett Co., Inc. (the parent) is a leading international news and information company. These financial statements include the net assets and operations of four wholly owned newspaper subsidiaries of the parent, doing business as the (Huntington) Herald—Dispatch, (Utica) Observer-Dispatch, the Rockford Register Star, and the Norwich Bulletin (collectively, the carved-out newspapers or the company). These combined financial statements reflect the financial position, results of operations and cash flows of the carved-out newspapers. The combined financial statements are presented as if the carved-out newspapers existed as a separate entity from the remaining businesses of Gannett Co., Inc. during the periods presented.

The unaudited financial statements covering the thirteen week period ended April 1, 2007, and the comparable period of 2006, reflect all adjustments which, in the opinion of the company, are necessary for a fair presentation of the company’s financial position, results of operations and cash flows as of the dates and for the periods presented.

The allocations and estimates included in the combined financial statements are determined using the methodologies described in Note 3. All significant intercompany accounts and transactions between these entities have been eliminated in the accompanying combined financial statements.

All amounts as of and for the thirteen week periods ended April 1, 2007 and March 26, 2006, included herein, are unaudited.

NOTE 2—Summary of significant accounting policies

Fiscal year: The company’s fiscal year ends on the last Sunday of the calendar year. The company’s 2006 fiscal year ended on Dec. 31, 2006, and encompassed a 53-week period. The company’s 2005 and 2004 fiscal years encompassed 52-week periods.

Use of estimates: The company prepares its financial statements in accordance with generally accepted accounting principles which require the use of estimates and assumptions that affect the reported amount of assets, liabilities, revenues and expenses and related disclosure of contingent matters. The company bases its estimates on historical experience, and other assumptions, as appropriate. The company re-evaluates its estimates on an ongoing basis. Actual results could differ from these estimates.

Cash and cash equivalents: Cash and cash equivalents consist of highly liquid investments purchased with an original maturity of three months or less. The carved-out newspapers participate in the centralized cash management system of the parent, wherein cash receipts are transferred to and cash disbursements are funded by the parent on a daily basis. The net funding to or from the parent is presented as a cash flow from financing activities in the accompanying combined statements of cash flows. The amount of cash and cash equivalents and deposit accounts reported separately by the carved-out newspapers primarily represent deposits made after the daily sweep of cash to the parent or accounts which are not part of the cash management system.

Trade receivables and allowances for doubtful accounts: Trade receivables are recorded at invoiced amounts and generally do not bear interest. The allowance for doubtful accounts reflects the company’s estimate of credit exposure, determined principally on the basis of its collection experience. The (Utica) Observer-Dispatch participates in a shared services arrangement with the (Binghamton) Press & Sun-Bulletin, another wholly owned subsidiary of the parent. Under the terms of this agreement, Binghamton performs the invoicing and collection processes for Utica. As a result of this arrangement, the majority of the Utica trade receivables are located within the records of Binghamton. To determine the Utica trade receivables balances, for purposes of these carved-out financial statements, an estimate was made using revenues of the participating subsidiaries and the overall trade receivables balance.

Inventories: Inventories, consisting principally of newsprint, printing ink, plate material and production film for the carved-out newspaper’s operations, are valued at the lower of cost (first-in, first-out) or market.

Property and depreciation: Property, plant and equipment is recorded at cost, and depreciation is provided generally on a straight-line basis over the estimated useful lives of the assets. The principal estimated useful lives are: buildings and improvements, 10 to 40 years; and machinery, equipment and fixtures, four to 30 years. Major renewals and improvements and interest incurred during the construction period of major additions are capitalized. Expenditures for maintenance, repairs and minor renewals are charged to expense as incurred.

Goodwill and other intangible assets: Intangible assets and goodwill represent the excess of acquisition cost of the carved-out newspapers over the fair value of other assets acquired net of liabilities assumed at the time the carved-out newspapers were purchased by the parent. The company follows Statement of Financial Accounting Standards No. 142 (SFAS No. 142) “Goodwill and Other Intangible Assets.” SFAS No. 142 prohibits the amortization of goodwill and other intangibles with indefinite useful lives unless the intangible asset is deemed to be impaired. The company annually performs an impairment test of its goodwill and indefinite-lived intangible assets and has determined that no impairment of goodwill or indefinite-lived intangible assets existed at Dec. 31, 2006. Intangible assets that have finite useful lives are amortized over those useful lives. See additional detail in Note 6.

Valuation of long-lived assets: In accordance with Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-lived Assets,” the company evaluates the carrying value of long-lived assets to be held and used whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. The carrying value of a long-lived asset group is considered impaired when the projected undiscounted future cash flows are less than its carrying value. The company measures impairment based on the amount by which the carrying value exceeds the fair market value. Fair market value is determined primarily using the projected future cash flows discounted at a rate commensurate with the risk involved. Losses on long-lived assets to be disposed of are determined in a similar manner, except that fair market values are reduced for the cost to dispose.

Fair value: The company estimates that the amount reported on the balance sheets for financial instruments, including cash, trade and other receivables, and other long-term liabilities, approximates fair value.

Revenue recognition: The company’s revenues include amounts charged to customers for space purchased in the company’s newspapers, ads placed on its Web sites, and amounts charged to customers for commercial printing jobs. Newspaper revenues also include circulation revenues for newspapers purchased by readers or distributors reduced by the amount of discounts taken. Advertising revenues are recognized, net of agency commissions, in the period when advertising is printed or placed on Web sites. Commercial printing revenues are recognized when the job is delivered to the customer. Certain commercial printing services were provided by the company to the parent and represented $2.9 million, $3.4 million, $0.6 million, and $0.8 million in 2006, 2005, first quarter 2007, and first quarter 2006, respectively. Circulation revenues are recognized when purchased newspapers are distributed. Amounts received from customers in advance of revenue recognition are deferred as liabilities.

Non-cash stock compensation: Non-cash stock compensation includes compensation expense associated with the parent’s restricted common stock and stock options issued under the Gannett Co., Inc. Omnibus Incentive Compensation Plan.

Prior to Dec. 26, 2005, the carved-out newspapers accounted for stock-based compensation using the intrinsic value-based method in accordance with Accounting Principles Board Opinion No. 25 (APB No. 25), “Accounting for Stock Issued to Employees.” Under APB No. 25, the carved-out newspapers generally did not recognize stock-based compensation for stock options in its statements of income, because the options granted had an exercise price equal to the market value of the underlying common stock on the date of grant. As permitted, the company elected to adopt the disclosure-only provisions of Statement of Financial Accounting Standards No. 123 (SFAS No. 123), “Accounting for Stock-Based Compensation.” Under those provisions, the company disclosed in the notes to its financial statements what the effect would have been on its results of operations had compensation costs for the parent’s stock options been recorded based on the fair value at grant date.

Effective Dec. 26, 2005, the first day of its 2006 fiscal year, the company adopted the fair value recognition provisions of SFAS No. 123(R), “Share-Based Payments,” using the modified prospective transition method. Under this transition method, stock-based compensation costs recognized in the income statement for 2006 include (a) compensation expense for all unvested stock-based awards that were granted through Dec. 25, 2005, based on the grant date fair value estimated in accordance with the original provisions of SFAS No. 123 and (b) compensation expense for all share-based payments granted after Dec. 25, 2005, based on grant date fair value estimated in accordance with the provisions of SFAS No. 123(R). The company’s stock option awards have graded vesting terms and the company recognizes compensation expense for these options on a straight-line basis over the requisite service period for the entire award (generally four years). See Note 8 for further discussion.

NOTE 3—Allocation methodology

Allocations: The following allocation policies have been established by management of the company. Unless otherwise noted, these policies have been consistently applied in the historical financial statements of the carved-out newspapers. In the opinion of management, the methods for allocating these costs are reasonable. It is not practicable to estimate the costs that would have been incurred by the carved-out newspapers if they had been operated on a stand-alone basis.

Specifically identifiable operating expenses—Costs which relate entirely to the operations of the carved-out newspapers are attributed entirely to them. These expenses consist of costs of personnel who are 100% dedicated to operations, and amounts paid to third parties for services rendered.

Shared operating expenses—Gannett Co., Inc. allocates the cost of certain corporate general and administrative services and shared services, including shared personnel, to each location based on a variety of allocation methods. These shared services include newspaper executive management, legal, accounting, telecommunications, human resources, pension, medical, disability and insurance amounts. These costs have been allocated to the carved-out newspapers based on one of the following allocation methods: (1) pro rata portion of payroll (2) pro rata portion based on management’s assessment of usage of services, or (3) as a percent of revenue. Management determined which allocation method was appropriate based on the nature of the shared service being provided. See Note 11 for additional discussion on related party transactions.

Allocated charges—Allocations of the specifically identifiable operating expenses and shared operating expenses have been included in the combined statements of operations in operating costs and selling, general and administrative expenses of the carved-out newspapers as follows:

	First Quarter (unaudited)		Fiscal Year
In thousands of dollars	2007	2006	2006	2005	2004
Corporate expenses	$546	$551	$2,372	$2,392	$2,335
Pension expense	362	349	1,394	1,328	1,294
Insurance expense	212	241	965	1,024	829
Medical disability expense	1,126	1,178	4,718	4,561	4,381
Non-cash stock compensation	149	95	423	4	—

Allocated charges from Gannett Co., Inc.	$2,395	$2,414	$9,872	$9,309	$8,839

Taxes—The carved-out newspaper’s allocated share of the consolidated Gannett Co., Inc. Federal tax provision is determined using the stand-alone method. Under the stand-alone method, tax expense or benefit is calculated as if the carved-out newspapers filed their own tax returns. State income taxes are allocated in a similar manner. Deferred tax assets and liabilities are determined based on differences between the financial reporting and tax bases of assets and liabilities carried by the carved-out newspapers, and are measured using the enacted tax rates that are expected to be in effect in the period in which these differences are expected to reverse.

Intercompany accounts between the carved-out newspapers and Gannett Co., Inc. have been included in parent equity. Corporate expenses have been adjusted to reflect the approximate costs of these goods and services if they were obtained on a stand-alone basis.

NOTE 4—Recently issued accounting standards

In July 2006, the Financial Accounting Standards Board (FASB) issued Interpretation Number 48, “Accounting for Uncertainty in Income Taxes” (FIN No. 48), effective for the company’s first quarter of 2007. Under FIN No. 48, companies are required to make disclosures about uncertainties in their income tax positions, including a roll-forward analysis of tax benefits taken that do not qualify for financial statement recognition. Under FIN No. 48, the recognition of a tax benefit would only occur when it is “more-likely-than-not” that the position would be sustained upon examination. Management adopted this standard in the first quarter of 2007. The standard did not have a material impact on its financial accounting and reporting.

In September 2006, the FASB issued FASB Statement No. 157 “Fair Value Measurements” (SFAS No. 157). SFAS No. 157 establishes a common definition for fair value, creates a framework for measuring fair value, and expands disclosure requirements about such fair value measurements. SFAS No. 157 is effective for the company’s first quarter of 2008. Management is in the process of studying the impact of this interpretation on the company’s financial accounting and reporting.

In February 2007, the FASB issued Statement of Financial Accounting Standards No. 159 “The Fair Value Option for Financial Assets and Financial Liabilities” (SFAS No. 159). This statement is effective for the company at the beginning of fiscal year 2008. SFAS No. 159 provided companies with an option to report selected financial assets and liabilities at fair value. Additionally, SFAS No. 159 also established presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities. Management is currently evaluating this standard and the impact on its financial accounting and reporting.

NOTE 5—Acquisitions

In September 2004, the (Utica) Observer-Dispatch acquired the Utica Pennysaver, which consists primarily of two weekly newspapers; the Mid-York Weekly – Hamilton Edition and the Mid-York Weekly & Pennysaver, as well as a magazine entitled Snowbound Magazine. In conjunction with the acquisition, the company recorded a non-compete asset related to the former owner. Amortization expense associated with the non-compete agreement was $7,000 in 2004 and $29,000 in both 2006 and 2005. Amortization expense of $7,000 was recorded for the first three months of 2007 and 2006.

NOTE 6—Goodwill and other intangible assets

Pursuant to SFAS No. 142, goodwill and indefinite-lived intangible assets are not amortized but are reviewed at least annually for impairment. Recognized intangible assets that have finite useful lives are amortized over their useful lives and are subject to tests for impairment in accordance with the provisions of SFAS No. 144.

SFAS No. 142 requires that goodwill and indefinite-lived intangible assets be tested for impairment at the reporting unit level at least annually. The company has performed an impairment test of its goodwill and indefinite-lived intangible assets at Dec. 31, 2006, at Dec. 25, 2005, and at Dec., 26, 2004, and determined that no impairment of goodwill or indefinite-lived intangible assets existed.

The following table displays goodwill, indefinite-lived intangible assets, and amortized intangible assets at April 1, 2007, Dec. 31, 2006, and Dec. 25, 2005. Indefinite-lived intangible assets include mastheads and trade names.

In thousands of dollars	Gross	Accumulated Amortization	Net
April 1, 2007 (unaudited)
Goodwill	$24,066	$—	$24,066
Amortized intangible assets:
Customer relationships	260	130	130

Total	$24,326	$130	$24,196

Dec. 31, 2006
Goodwill	$24,066	$—	$24,066
Amortized intangible assets:
Customer relationships	260	117	143

Total	$24,326	$117	$24,209

Dec. 25, 2005
Goodwill	$24,066	$—	$24,066
Amortized intangible assets:
Customer relationships	260	65	195

Total	$24,326	$65	$24,261

Amortized intangible assets consist of advertiser relationships and are amortized on a straight-line basis over five years. Amortization expense related to the advertiser relationships asset was $13,000 in 2004 and $52,000 in both 2006 and 2005. For the first three months of 2007 and 2006 amortization expense was $13,000. Amortization expense on the advertiser relationships asset is expected to remain unchanged until 2009 during which the intangible asset will be fully amortized.

NOTE 7 – Income taxes

The carved-out newspapers’ provision for income taxes consists of the following:

In thousands of dollars	2006	2005	2004
Current:
Federal	$9,510	$12,068	$12,681
State	1,283	1,769	1,870

	10,793	13,837	14,551

Deferred:
Federal	1,166	(107)	(233)
State	167	(26)	(55)

	1,333	(133)	(288)

Provision for income taxes	$12,126	$13,704	$14,263

All tax payments are made by the parent. As such, there are no cash payments for taxes by the carved-out newspapers. The deferred tax liability is primarily a timing difference in the recognition of depreciation expense on fixed assets.

The provision for income taxes varies from the U.S. federal statutory tax rate as a result of the following differences:

Fiscal Year	2006	2005	2004
U.S. statutory tax rate	35.0%	35.0%	35.0%
Increase in taxes resulting from:
State/other income taxes net of federal income tax benefit	5.0	5.0	5.0
Other, net	0.1	0.1	0.1

Effective tax rate	40.1%	40.1%	40.1%

The effective tax rate was 40.1% for both the quarter ended April 1, 2007 and comparable period of 2006.

NOTE 8—Stock-based compensation

Certain employees receive benefits under the parent’s Omnibus Incentive Compensation Plan, which replaced the 1978 Long-Term Executive Incentive Plan.

Prior to December 26, 2005, the company accounted for stock-based compensation using the intrinsic value-based method in accordance with Accounting Principles Board Opinion No. 25 (“APB No. 25”), “Accounting for Stock Issued to Employees.” Under APB No. 25, the company generally did not recognize stock-based compensation for stock options in its statements of income prior to December 26, 2005 because the options granted had an exercise price equal to the market value of the underlying common stock on the date of grant. As permitted, the company elected to adopt the disclosure-only provisions of Statement of Financial Accounting Standards No. 123 (“SFAS No. 123”), “Accounting for Stock-Based Compensation.” Under those provisions, the company is required to disclose in the notes to its financial statements what the effect would have been on its results of operations had compensation costs for the stock options been determined based on the fair value at grant date. Such amounts for 2005 totaled $1.53 million of pre-tax stock-based compensation or $0.91 million on an after-tax basis, and for 2004 totaled $2.32 million of pre-tax stock-based compensation or $1.39 million on an after-tax basis.

Effective December 26, 2005, the first day of its 2006 fiscal year, the company adopted the fair value recognition provisions of SFAS No. 123(R), “Share-Based Payments,” using the modified prospective transition method. Under this transition method, stock-based compensation costs recognized in the income statement for 2006, include (a) compensation expense for all unvested stock-based awards that were granted prior to December 25, 2005 based on the grant date fair value estimated in accordance with the original provisions of SFAS No. 123 and (b) compensation expense for all share-based payments granted on or after December 25, 2005 based on grant date fair value estimated in accordance with the provisions of SFAS No. 123(R). The impact of adoption of SFAS No. 123(R) was to reduce 2006 pre-tax operating results by $0.3 million ($0.2 million after-tax). Results for prior periods have not been restated. The parent’s stock option awards have graded vesting terms and the company recognizes compensation expense for these options on a straight-line basis over the requisite service period for the entire award (generally four years).

Determining Fair Value

Valuation and amortization method—The parent determines the fair value of stock options granted using the Black-Scholes option-pricing formula. This fair value is then amortized on a straight-line basis over the requisite service periods of the awards, which is generally the vesting period.

Expected term—The expected term represents the period that the parent’s stock-based awards are expected to be outstanding and was determined based on historical experience of similar awards, giving consideration to the contractual terms of the stock-based awards, vesting schedules and expectations of future employee behavior.

Expected volatility—The fair value of stock-based awards reflects a volatility factor calculated using historical market data for the parent’s common stock.

Expected dividend—The dividend assumption is based on the parent’s current expectations about its dividend policy. The parent has paid an increasing dividend in past years and anticipates continuing that practice into the future.

Risk-free interest rate—At the time of the stock option grant, the parent bases the risk-free interest rate on the yield to maturity on zero-coupon U.S. government bonds having a remaining life equal to the option’s expected life.

Estimated forfeitures—When estimating forfeitures, the parent considers voluntary termination behavior as well as analysis of actual option forfeitures.

For the years ended December 31, 2006 and December 25, 2005, options were granted for 17,300 and 12,500 shares, respectively. The following assumptions were used to estimate the fair value of those options. No options were granted for the quarters ended April 1, 2007 and March 26, 2006.

	2006	2005	2004
Average expected term	4.5 yrs.	6 yrs.	7 yrs.
Expected volatility	11.46 –22.00%	11.46 –13.62%	13.62 –19.16%
Weighted average volatility	19.32%	11.59%	13.95%
Risk-free interest rates	4.32 –4.84%	3.71 –4.32%	3.71 –3.83%
Expected dividend yield	1.30 –2.07%	1.24 –1.30%	1.24 –1.33%
Weighted average expected dividend	2.01%	1.29%	1.25%

For the first quarter of 2007, the company recorded stock-based compensation expense of $0.15 million, comprising $0.11 million for nonqualified stock options and $0.04 million for restricted shares. The related tax benefit for stock compensation was $0.06 million. On an after tax basis, total non-cash compensation expense was $0.09 million.

During the quarter ended March 26, 2006, the company recorded stock-based compensation expense of $0.10 million, comprising $0.08 million for nonqualified stock options and $0.02 million for restricted shares. The related tax benefit for stock compensation was $0.04 million. On an after tax basis, total non-cash compensation expense was $0.06 million.

For 2006, the company recorded stock-based compensation expense of $0.42 million, comprising $0.34 million for nonqualified stock options and $0.08 million for restricted shares. The related tax benefit for stock compensation was $0.17 million. On an after tax basis, total non-cash compensation expense was $0.25 million.

The following table illustrates the impact of adopting the fair value recognition provisions of SFAS No. 123(R) on income before income taxes and net income for 2006. The tables reflect the impact of expensing stock options only. Restricted shares are accounted for similarly under both SFAS No. 123(R) and APB 25.

(amounts in thousands, except per share amounts)	As Reported Under SFAS No. 123(R)	Impact of Stock-option Compensation Expense	Accounted for Under APB 25
Income before income taxes	$30,240	$340	$30,580
Net income	$18,114	$204	$18,318

As of December 31, 2006, there was $0.3 million of unrecognized compensation cost related to non-vested share-based compensation arrangements for stock options.

Options outstanding to employees of the company as of April 1, 2007, March 26, 2006, December 31, 2006, December 25, 2005 and December 26, 2004 were 325,208, 328,171, 330,971, 332,071 and 324,588, respectively. The weighted average exercise price was $72.60, $72.58, $72.48, $72.46 and $72.37 as of April 1, 2007, March 26, 2006, December 31, 2006, December 25, 2005 and December 26, 2004, respectively.

NOTE 9—Retirement plans

The carved-out newspapers are part of the Gannett Retirement Plan which is the parent’s principal retirement plan and covers most U.S. employees. The carved-out newspapers recognized expense of $362,000, $349,000, $1,394,000, $1,328,000 and $1,294,000, respectively, related to their retirement plans during the quarters ended April 1, 2007 and March 26, 2006 and fiscal years 2006, 2005 and 2004. This expense reflects an allocation from the parent.

NOTE 10—Postretirement benefits other than pension

The parent provides health care and life insurance benefits to certain retired employees who meet age and service requirements. Most retirees contribute to the cost of these benefits and retiree contributions are increased as actual benefit costs increase. The parent’s policy is to fund benefits as claims and premiums are paid. The carved-out newspapers made net payments and recognized postretirement benefit costs for health care and life insurance of $182,000, $208,000, $800,000, $922,000 and $904,000 respectively, for the first quarter 2007 and 2006 and the fiscal years 2006, 2005 and 2004.

NOTE 11—Related party transactions

Corporate Expenses

Certain corporate overhead expenses incurred by Gannett Co., Inc. have been allocated to the carved-out newspapers and are reflected in the combined statement of operations. These overhead costs relate to general management oversight, financial management, including public-company reporting, consolidated tax filings, Gannett Co., Inc. benefit plan administration, risk management and consolidated treasury services and costs to support Gannett Co., Inc. information technology infrastructure. Gannett Co., Inc. also allocates a portion of its annual audit and tax return review costs provided by an independent public accounting firm to the carved-out newspapers. These costs are allocated to the carved-out newspapers based on one of the following allocation methods: (1) head count, (2) pro rata portion based on management’s assessment of usage of services, or (3) as a percent of revenue. Management believes the basis for the allocations is reasonable. The amounts allocated to the carved-out newspapers were $0.5 million and $0.6 million for the first three months of 2007 and 2006, respectively. The amounts allocated to the units in fiscal years 2006, 2005 and 2004 were $2.4 million, $2.4 million and $2.3 million, respectively.

Retirement Plans Administered by Gannett Co., Inc.

Gannett Co., Inc. allocated to its divisions or subsidiaries costs associated with the retirement plan that Gannett Co., Inc. administers. The carved-out newspapers were allocated approximately $0.4 million, $0.3 million, $1.4 million, $1.3, and $1.3 million in the first quarter 2007 and 2006 and fiscal years 2006, 2005 and 2004 respectively, by Gannett Co., Inc. related to this retirement plan. The carved-out newspapers are allocated pension expense for coverage based on their pro-rata portion of Gannett Co., Inc.’s total payroll to the total cost of Gannett Co., Inc. Had this retirement plan been administered by the carved-out newspapers as a separate entity, the amounts may have been different than those allocated to the carved-out newspapers by Gannett Co., Inc.

Gannett Co., Inc. administers a 401(k) savings plan for which all employees (other than those covered by a collective bargaining agreement) who are scheduled to work a minimum number of hours in a year are eligible. The company matches 50% of the first 6% of employee contributions. The carved-out newspapers recognized expense related to the company match of $145,000, $146,000, $537,000, $522,000 and $480,000 in the first quarter 2007 and 2006 and fiscal years 2006, 2005 and 2004, respectively.

Insurance Programs Administered by Gannett Co., Inc.

Gannett Co., Inc. allocates to its divisions or subsidiaries costs associated with certain insurance programs that Gannett Co., Inc. administers. The insurance programs for which the related costs are allocated primarily include automobile liability, workers’ compensation, general liability, property and libel insurance. The carved-out newspapers were allocated approximately $0.2 million in the first three months of 2007 and 2006 and $1.0 million, $1.0 million and $0.8 million in fiscal years 2006, 2005 and 2004, respectively, by Gannett Co., Inc. related to these insurance programs. These amounts are allocated by Gannett Co., Inc. using various methodologies, as described below. Had these insurance programs been administered by the carved-out newspapers as a separate entity, the amounts may have been different than those allocated to carved-out newspapers by Gannett Co., Inc.

Included within the insurance cost allocation are claims allocations related to non-property casualty programs (automobile liability, workers’ compensation and general liability) for which Gannett Co., Inc. is self-insured up to a certain amount. For the self-insured component, costs are allocated to the carved-out newspapers based on incurred claims of the carved-out newspaper. Gannett Co., Inc. has premium based policies which cover amounts in excess of the self-insured retentions. The carved-out newspapers are allocated expense based on its pro-rata portion of Gannett Co., Inc.’s total underlying exposure items (e.g., number and type of vehicles, sales, payroll dollars, etc.) to the total insurance cost to be incurred by Gannett Co., Inc. The carved-out newspapers accrue an estimated liability for the incurred but not reported claims through parent equity.

Also included within the insurance allocation is coverage related to property insurance. The carved-out newspapers are allocated premium expense for coverage based on its pro-rata portion of Gannett Co., Inc.’s total insured property values to the total insurance cost of Gannett Co., Inc.

Medical Disability Programs Administered by Gannett Co., Inc.

Gannett Co., Inc. allocated to its divisions or subsidiaries costs associated with medical disability programs that Gannett Co., Inc. administers. The carved-out newspapers were allocated approximately $1,126,000 and $1,178,000 in the first three months of 2007 and 2006, respectively and $4,718,000, $4,561,000 and $4,381,000 in fiscal years 2006, 2005 and 2004, respectively, by Gannett Co., Inc. related to these medical disability programs. These amounts were allocated by Gannett Co., Inc. using the carved-out newspapers pro-rata portion of payroll to the total disability expense. Had these medical disability programs been administered by the carved-out newspapers as a separate entity, the amounts may have been different than those allocated to carved-out newspapers by Gannett Co., Inc.

Non-cash Stock Compensation

Non-cash stock compensation includes compensation expenses associated with Gannett Co., Inc. restricted common stock and stock options issued under the Gannett Co. Inc., Omnibus Incentive Compensation plan. The carved-out newspapers were allocated approximately $149,000, $95,000, $423,000 and $4,000 in the first quarter 2007 and 2006 and fiscal years 2006 and 2005, respectively, by Gannett Co., Inc. related to non-cash stock compensation expense. See Note 8 for further discussion of stock awards.

NOTE 12—Commitments, contingent liabilities and other matters

Leases: Approximate future minimum annual rentals payable under non-cancelable operating leases, primarily real estate-related, are as follows:

In thousands of dollars
2007	$144
2008	56
2009	30
2010	—
2011	—
Later years	—

Total	$230

Total rental costs reflected in operating expenses were $174,000 in 2006, $202,000 in 2005 and $127,000 in 2004.

Environmental: The company has voluntarily undertaken an investigation of a potential environmental issue related to the Norwich Bulletin. The company’s management does not believe that any material liability will be imposed as a result of this matter.

Litigation: The carved-out newspapers are not involved in any material litigation.

There are no other material contingent liabilities or other matters associated with the carved-out newspapers.

NOTE 13—Subsequent event

On May 7, 2007, GateHouse Media, Inc. completed the purchase of the carved-out newspapers for approximately $410 million. The purchase price is subject to adjustment based upon a final determination of the amount of net working capital as of the date of acquisition.